                                    EXHIBIT 1

      INTERIM CONSOLIDATED AND NON-CONSOLIDATED FINANCIAL INFORMATION FOR
                      THE FISCAL YEAR ENDING MARCH 31, 2004

 INTERIM CONSOLIDATED FINANCIAL STATEMENTS FOR THE FIRST HALF OF THE FISCAL YEAR
  ENDING MARCH 31, 2004 [BASED ON ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN
                          THE UNITED STATES OF AMERICA]
                                                               November 13, 2003

Listed Company: Wacoal Corp.                 Stock Exchanges: Tokyo, Osaka
Code Number: 3591                            Location of Principal Office: Kyoto
     (URL  http://www.wacoal.co.jp/)

Representative:     Position: President and Representative Director
                    Name: Yoshikata Tsukamoto
For Inquiries:      Position: Corporate Officer, General Manager of Corporate Planning Division
                    Name: Nobuhiro Matsuda    TEL  (075) 682-1010

Date of Meeting of the Board of Directors for Interim Financial Statements:
November 13, 2003
Adoption of U.S. Accounting Standards: Yes

1. Consolidated Business Results for the Six-Month Period Ended September 30, 2003 (April 1, 2003 to September 30, 2003) - Unaudited

(1) Consolidated Management Performance      (Note) Amounts less than 1 million
                                             yen have been rounded off.

-----------------------------------------------------------------------------------------------------------
                                    Net Sales               Operating Income     Income before Income Taxes
-----------------------------------------------------------------------------------------------------------
                             Million Yen                Million Yen                Million Yen
Six-Month Period Ended
 September 30, 2003             84,347       (3.2%)       6,021        (24.9%)       6,694        (1.6%)
Six-Month Period Ended
 September 30, 2002             87,117        2.0%        8,013          8.4%        6,803       (13.6%)
-----------------------------------------------------------------------------------------------------------
Year Ended March 31, 2003      163,709        0.5%        7,264          1.1%        4,604       (39.5%)
-----------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
                                   Net Income        Net Income Per Share   Net Income Per Share - Assuming Full Dilution
-------------------------------------------------------------------------------------------------------------------------
                              Million Yen                   Yen
Six-Month Period Ended
 September 30, 2003              4,424       7.9%            30.18                         N/A
Six-Month Period Ended
 September 30, 2002              4,099     (14.9%)           27.49                         N/A
-------------------------------------------------------------------------------------------------------------------------
Year Ended March 31, 2003        2,898     (41.8%)           19.48                         N/A
-------------------------------------------------------------------------------------------------------------------------

(Notes) (i)   Equity in net income of affiliated companies: Six-month period ended September 30, 2003: 382 million yen; Six-month period ended
              September 30, 2002: 452 million yen; Year ended March 31, 2003:
              966 million yen
        (ii)  Average number of shares during the period (consolidated):
              Six-month period ended September 30, 2003: 146,569,106 shares;
              Six-month period ended September 30, 2002: 149,107,579 shares;
              Year ended March 31, 2003: 148,772,325 shares
        (iii) Changes in accounting method: None
        (iv)  Percentages indicated under net sales, operating income, income before income taxes and net income represent the increase/decrease in comparison to the previous six-month period.

(2) Consolidated Financial Condition - Unaudited

-----------------------------------------------------------------------------------------------------------------
                                                                     Shareholders' Equity    Shareholders' Equity
                              Total Assets    Shareholders' Equity        to Assets               per Share
-----------------------------------------------------------------------------------------------------------------
                               Million Yen        Million Yen                 %                    Yen
Six-Month Period Ended
 September 30, 2003              227,916            170,347                 74.7                  1,162.24
Six-Month Period Ended
 September 30, 2002              225,892            169,948                 75.2                  1,139.83
-----------------------------------------------------------------------------------------------------------------
Year Ended March 31, 2003        218,105            160,839                 73.7                  1,097.35
-----------------------------------------------------------------------------------------------------------------

(Note) Number of outstanding shares at the end of period (consolidated):
Six-month period ended September 30, 2003: 146,567,476 shares; Six-month period ended September 30, 2002: 149,099,380 shares; Year ended March 31, 2003:
146,570,431 shares

(3) Consolidated Cash Flow Status - Unaudited

-------------------------------------------------------------------------------------------------------------------------------
                                 Cash Flow from         Cash Flow from         Cash Flow from      Cash and Cash Equivalents at
                              Operating Activities   Investing Activities   Financing Activities          End of Period
-------------------------------------------------------------------------------------------------------------------------------
                                   Million Yen           Million Yen             Million Yen               Million Yen
Six-Month Period Ended                2,859                 8,852                   (2,102)                   36,864
 September 30, 2003
Six-Month Period Ended                5,527                (3,965)                  (2,186)                   34,598
 September 30, 2002
-------------------------------------------------------------------------------------------------------------------------------
Year Ended March 31, 2003             7,858                (9,839)                  (6,006)                   27,246
-------------------------------------------------------------------------------------------------------------------------------

(4) Items related to the Consolidation Criteria and Equity Method Application Number of consolidated subsidiaries: 37 companies
    Number of non-consolidated subsidiaries subject to equity method: None Number of affiliated companies subject to equity method: 7 companies

(5) Changes in the Consolidation Criteria and Equity Method Application Consolidated (new): 1 company, (excluded): none; Equity Method (new):
    1 company, (excluded): none

2. Forecast of Consolidated Performance for the Fiscal Year Ending March 31, 2004 (April 1, 2003 to March 31, 2004)

-------------------------------------------------------------------------------------------------------
                    Net Sales         Operating Income      Income before Income Taxes      Net Income
-------------------------------------------------------------------------------------------------------
                   Million Yen          Million Yen                Million Yen              Million Yen
Annual               165,000               8,000                      8,200                    5,600
-------------------------------------------------------------------------------------------------------

(Reference) Expected net income per share (annual basis): _38.21_ yen

*The foregoing estimates are made based on information available as of the date this data was released, and actual results may differ from estimates due to various factors arising in the future. Please refer to page 6 of the attached materials for items relating to the foregoing estimates.

                          I. Status of Corporate Group

     Our corporate group consists of Wacoal Corp. (the "Company"), 37 subsidiaries and 7 affiliated companies, and is principally engaged in the manufacture and wholesale distribution of innerwear (mainly women's foundation lingerie, nightwear and children's underwear), outerwear, sportswear, other textile goods and related products, as well as the wholesale and direct sales of certain products to consumers. The corporate group is also conducting business in the areas of restaurant, culture, services and interior finish work.

     The relative position of the group's businesses, as well as their relation to certain business segments, are as follows.

--------------------------------------------------------------------------------------------------------------------------------
Business Segment         Operating Segment                                    Major Companies
--------------------------------------------------------------------------------------------------------------------------------
Textile Products         Manufacturing and   Domestic    Wacoal Corp., Studio Five Corp., Point Up Inc.
and Related Products     Sales Companies                                                                    (Total: 3 Companies)
                                             -----------------------------------------------------------------------------------
                                             Overseas    Wacoal America Inc.,
                                                         Wacoal China Co., Ltd., Shinyoung Wacoal Inc. (Korea)
                                                         Taiwan Wacoal Co., Ltd., Thai Wacoal Public Co., Ltd.
                                                         3 Other Companies
                                                                                                            (Total: 8 Companies)
                         -------------------------------------------------------------------------------------------------------
                         Sales Companies     Domestic    Intimate Garden Corp., Une Nana Cool Corp.
                                                         1 Other Company
                                                                                                            (Total: 3 Companies)
                                             -----------------------------------------------------------------------------------
                                             Overseas    Wacoal Singapore Private Ltd.
                                                         Wacoal Hong Kong Co., Ltd.
                                                         Wacoal France S.A.
                                                         Wacoal (UK) Ltd.
                                                         3 Other Companies
                                                                                                            (Total: 7 Companies)
                         -------------------------------------------------------------------------------------------------------
                         Apparel             Domestic    Nagasaki Wacoal Sewing Corp., Tokai Wacoal Sewing Corp.
                         Manufacturers
                                                         Niigata Wacoal Sewing Corp., Torica Co., Ltd.
                                                         5 Other Companies
                                                                                                            (Total: 9 Companies)
                                             -----------------------------------------------------------------------------------
                                             Overseas    Saradona Mfg Corp. (Dominican Republic), Guandong Wacoal Inc.

                                                         2 Other Companies
                                                                                                            (Total: 4 Companies)
                         -------------------------------------------------------------------------------------------------------
                         Material            Overseas    Wacoal International Hong Kong Co., Ltd.
                         Procuring
                         Companies
                                                                                                              (Total: 1 Company)
--------------------------------------------------------------------------------------------------------------------------------
Others                   Cultural Business   Domestic    Wacoal Corp., Wacoal Art Center Co., Ltd.
                         Service Companies                                                                  (Total: 2 Companies)
                         -------------------------------------------------------------------------------------------------------
                         Other Business      Domestic    Wacoal Corp., Nanasai Co., Ltd., Wakoh Corp., Wacoal Service Co., Ltd.,
                         Companies                       Kisco Co., Ltd. Wacoal Career Service Corp., Wacoal Distribution Corp.
                                                                                                            (Total: 7 Companies)
                                             -----------------------------------------------------------------------------------
                                             Overseas    Wacoal International Corp. (USA)
                                                         Wacoal Investment Co., Ltd.;  (Taiwan)
                                                         1 Other Company
                                                                                                            (Total: 3 Companies)
--------------------------------------------------------------------------------------------------------------------------------

The business distribution diagram regarding the status of the foregoing corporate group is as follows:

                         (BUSINESS DISTRIBUTION DIAGRAM)

                             II. Management Policies

1.   Basic Business Policy

     Our group, as a "Female Affinity Company", aims to support the beautiful lifestyle of women. In our business, we actively follow a process we call the "Body Designing Business". We believe this process supports the "Expression of Personal Beauty of the Mind and Body". In order to expand such business activities, we need to develop our consumer-based concepts to enhance the idea of consumer satisfaction so that we may provide "Satisfaction to Each Consumer". We have given considerable attention to product quality since our foundation, have learned from and have seriously addressed issues related to each consumer.

     We have given attention also to the improvement of the corporate brand loyalty, which is our material management resource, and to the improvement of capital efficiency as well as return to shareholders, in the belief that the management is responsible for the sustainable development of corporate value from the viewpoints of all stakeholders, including customers and shareholders. We also believe it necessary for the Company to engage actively in environmental issues and other areas of social responsibilities, in order to earn the trust and sympathy of, and live side-by-side with, society.

     Moreover, in order to take precautions against corporate risks that could damage our long-held corporate values, we have established a Disclosure Committee, in addition to the existing Risk Management Committee and Corporate Ethics Implementation Committee. The Disclosure Committee will evaluate the development and application of the Company's disclosure control and other internal control and seek to ensure the creditability of the disclosure of financial information, etc.


2.   Basic Policy Regarding Profit Sharing

     With respect to dividend policies, we will seek to reinforce our financial strength in order to secure a stable management base, and endeavor to continue our pattern of steady dividends, all the while giving consideration to the appropriate dividend payout.

     Moreover, as part of an increase in share-value and return of profits to shareholders, in the last three (3) years, we have repurchased and cancelled a total of 7,500,000 shares of the Company. We will continue to examine various measures in the future.

     We have actively invested in the structure of a uniform system to manage the process of production to logistics to sales, as well as enhance our information system and existing sales markets, and develop new SPA shops ("SPA" is short for "Special Store Retailer of Private Label Apparel"). We hope that these efforts will be beneficial to our shareholders by improving future profits.


3.   Concept and Policy Regarding Lowering Investment Unit, etc.

     It is important that our group promotes the long-term stable retention of our company shares by investors and seeks to broaden the investor base. In order to realize the above, we believe lowering the investment unit for personal investors to be an effective measure. In addition to giving consideration to stock market trends, we will take careful measures by attaching greater importance to shareholders when examining the required costs and the effects thereof.


4.   Business Measure Targets

     Our target is to achieve ROE (return on equity) of 6% or higher. In addition, we are also aiming to achieve an operating income margin of 9% or higher, and will aggressively pursue profit, engage in reduction of manufacturing and operating costs, as well as endeavor to efficiently utilize net assets.


5.   Our Medium- and Long-term Business Strategy

     Our surrounding environment is rapidly changing owing to diversification in consumer values, broadening needs of the elderly and the young, the pursuit of new distribution channels in Japan, progress in opening up China's market due to its participation in the WTO ("World Trade Organization") and the necessity of constructing an overseas sales, productivity, and planning network in order to further our development as an international brand. In order to respond immediately to these business and environmental changes, we are promoting the following measures based on our medium-term plan:


(1)  Reorganization of Existing Businesses

     (i)  Brand Reorganization in the Intimate Apparel Business Field

          Based on the results of research and development by using our core competencies and related know-how, we will rank the products which shall be strongly branded with "Wacoal" as "Product Brands". Additionally, we will clarify the type of consumers to be targeted and provide products representing brand visions for each target consumer, and rank such products as "Target Brands," in order to build a structure whereby we can effectively classify, sort, plan and develop products and sales floors. "Wing" brand, which had been regarded as a distribution channel-oriented brand of Wacoal, will be ranked as a core brand equal to the "Wacoal" brand and we will aim to improve its brand loyalty by clarifying its brand identity.

     (ii) Participation in the Wellness Business

          As a result of increased health consciousness, services and products using the words "health" or "comfort" are gaining the attention of consumers. Therefore, we will promote businesses that support lifestyles based on health. The Company is currently starting up the "nul" brand and launching new stores.


(2)  Development of New Business

     (i) SPA (Manufacture and Retail), Internet Mail Order and Catalog Mail Order In order to respond to the structural changes in the apparel market, we will aggressively develop business fields with new customers. Regarding the SPA business, we are actively expanding stores focusing on four SPA brands. Regarding the Catalog business, we have issued a new catalogue specializing in innerwear, and we are working to expand the number of users.

     (ii) Development of the "Good Age" Business

          We will develop product groups and cultivate distribution channels to respond to the needs of an aging society.


(3)  Compiling New Value-Added Businesses

     (i)  Development of the Semi-Custom-Made Business, "Dubleve"

          In order to turn the semi-custom-made manufacturing and sales business "Dubleve" profitable at an early stage, we are developing new materials and working to attract customers through "CRM" (Customer Relationship Management).

     (ii) Development of Smart OEM Businesses

          Leveraging our group's core competencies, we will endeavor to participate in business alliances and value-add OEM relationships.


(4)  Promotion of Structural Reformation

     With "speed" and "cost" as key components, we will proceed with our structural reformation of production and logistics. As apart of this effort we have proceeded with the integration of our logistical bases as planned. Moreover, due to the shift of production to overseas countries, the ratio of overseas production has been increasing, mainly through subsidiaries in China and Vietnam.


(5)  Deployment of Global Business Activities

     (i)  Active Expansion of our Chinese Business

          We have been seeking to reinforce and expand our sales offices in China in order to create a foundation for the Chinese market. A new production subsidiary, "Dalian Wacoal Co., Ltd." was incorporated to facilitate production for the domestic market, and factories are being constructed to start operation in September 2004.

     (ii) We will promote global planning, procurement, and overall enhancement of the production system with Hong Kong as the core of this network. We have started to create a system to enable effective capital investment in the Asian region, and have been reorganizing Asian production and distribution subsidiaries into the subsidiaries of Wacoal International Hong Kong Co., Ltd., which procures materials overseas and coordinates the circulation of products among group subsidiaries.


6.   Basic Policies Regarding Corporate Governance, Status of their
     Implementation

(1)  Basic concepts regarding corporate governance

     We have reformed our corporate organization and meeting system to reinforce decision-making and a supervising authority of the board of directors, as well as clarifying responsibilities for business operations. In June 2002, the Company introduced a corporate officer system, and decreased the number of directors from 16 to 13. There are now 9 directors. In line with the introduction of the corporate officer system, we have established a meeting of corporate officers as an organization to review the business plans of each business section, to report quarterly results, and to communicate various instructions and information. Currently, such meetings consist of the directors, 19 corporate officers, and 2 full-time corporate auditors. Moreover, when reviewing and analyzing business plans based on corporate-wide policy, the meeting is operated as a business strategy meeting.

     In order to increase the transparency of managerial matters, we have enhanced our Investor Relations ("IR") activities and given our utmost efforts to disclose information actively to our shareholders and investors. Furthermore, as the Company is listed on NASDAQ in the U.S., the Company has taken measures to correspond to the Sarbanes-Oxley Act, which has become applicable to foreign listed companies, as well as establishing the Disclosure Committee in August 2003 to develop the corporate governance and ensure creditability of the disclosure of financial information, etc.

     Moreover, we created "Corporate Ethics - Wacoal's Action Agenda" to review all aspects of our corporate activities from the perspective of corporate ethics. We expect that this will enable the maintenance of fairness in business and improve managerial quality in a well-balanced manner. We will pursue transparency and the strengthening of corporate ethics through workshops conducted by the Corporate Ethics Implementation Committee, which was established in April 2002.


                  III. Business Results and Financial Condition

1.   Business Results

     The Japanese economy for the six-month period generally remained flat, owing to a leveling-off in consumer spending characterized by declining overseas travel due to the Iraq war and SARS epidemic, while business revenues improved gradually. The U.S. economic recovery has also been slow, due to weak personal consumption challenged by the Iraq war and severe employment. The broader Asian economy showed a gradual recovery, but the SARS epidemic had a negative impact on consumer spending and tourism.

     The Japanese woman's fashion industry was also stagnant, affected by the unstable weather including a long rainy season and unusually cool summer.

     Despite these challenges, our group sought to improve product strength, conducted product development for consumer needs by focusing on innerwear, and actively endeavored to find new consumer targets through direct sales by stores. With respect to the Wacoal brand, the spring campaign products "Shakitto Bra" and "Shakitto Pants", the summer campaign products "T-Shirt Bra NAMI NAMI" and "NAMI NAMI Pants" and the autumn campaign products "Kanjiru Bra" and "Kanjiru Shaper" were well received. Moreover, "La Vie Aisee" and "Gra-P", innerwear targeting the middle-aged and elderly market, continued to receive favorable reviews. These high value-added products are a result of the research achievements of the R&D division of our Human Science Research Center. Their superb functionality was supported by consumers and contributed to stable sales in spite of the decline in consumer spending. As for the Wing brand, while the spring-summer campaign products did not show favorable results as expected, the high-sensitivity product "Lesiage" gained favorable reviews. We have around 70 stores for the SPA business as of the end of this six-month period, and we anticipate this number will steadily increase.

     Other than innerwear, catalogue sales showed steady results. In particular, sales from "Love Body", a catalogue targeting women in their 40s, largely exceeded expectations, helped by a 10-year anniversary campaign. With regard to our wellness business which we are currently promoting, sales of the main product "CW-X" increased, while sales of another main product, swimwear, decreased due to the cool summer. As a result, sales in the wellness business as a whole were below that of the previous year.

     With regard to our overseas business, while the SARS epidemic negatively affected our business in China, Hong Kong and Taiwan, our affiliated companies in other Asian countries generally underwent a smooth transition. European and U.S. business results were lower than the previous year, mainly caused by the decline in the sales of Wacoal America Inc. from March to May due to a decrease in department store customers related to the risk of terrorism from the Iraq war, as well as the unstable weather.

     As a result, net sales for the six-month period were 84,347 million yen, a 3.2% decrease compared to the previous six-month period.

     Operating income for this six-month period was 6,021 million yen, 24.9% decrease compared to the previous year. Income before income taxes was 6,694 million yen, 1.6% decrease compared to the previous six-month period, whereas net income was 4,424 million yen, 7.9% increase compared to the previous six-month period.

     Regarding sales by business category, sales of "textile products and related products" were 77,052 million yen, 3.0% decrease compared to the previous six-month period. The sales of "others" were 7,295 million yen, 4.7% decrease compared to the previous six-month period.

     Regarding sales by location, "Japan" represented 75,245 million yen accounting for 89.2% of sales of the overall group, whereas "Asia" accounted for 3.1% and "Europe and U.S." accounted for 7.7%.

2.   Financial Condition

     As a result of an increase in accounts receivables, cash flow from operating activities for the six-month period ended Setpember 30, 2003, amounted to 2,859 million yen, a decrease of 2,668 million yen compared to the previous period last year.

     Cash flow from investing activities for the six-month period ended Septermber 30, 2003, amounted to 8,852 million yen, owing to the proceeds from the redemption of marketable securities.

     Cash flow from financing activities for the six-month period ended Septermber 30, 2003, consisted of disbursements of 2,102 million yen, mainly owing to the payment of dividends.

     The balance of cash and cash equivalents at the end of the six-month period, calculated by deducting the effect of exchange rate changes on cash and cash equivalents from the foregoing total, was 36,864 million yen, a 9,618 million yen increase compared to the previous period last year.

     Moreover, free cash flow, calculated by subtracting the amount of capital expenditure from cash flow due to operating activities, amounted to 1,814 million yen as of September 30, 2003.

Cash Flow Indicators and Trends

--------------------------------------------------------------------------------------------------------------------------
                                              Six-Month Period              Fiscal Year               Six-Month Period
                                          Ended September 30, 2002      ended March 31, 2003      ended September 30, 2003
--------------------------------------------------------------------------------------------------------------------------
Equity ratio (%)                                    75.2                        73.7                        74.7
--------------------------------------------------------------------------------------------------------------------------
Equity ratio based on market value (%)              67.4                        58.5                        60.4
--------------------------------------------------------------------------------------------------------------------------
Debt redemption years (years)                          -                         0.8                           -
--------------------------------------------------------------------------------------------------------------------------
Interest coverage ratio (times)                     60.7                        47.6                        42.0
--------------------------------------------------------------------------------------------------------------------------


     Equity ratio = shareholders' equity / total assets

     Equity ratio based on the market value = aggregate market value of shareholders' equity / total assets

     Debt redemption years = debt with interest / cash flow from operating activities (not provided for six months)

     Interest coverage ratio = cash flow from operating activities / interest payment

3.   Forecast for the Year End

     While Japanese domestic business conditions are improving, characterized by an increase in export and production thanks to the economic recovery in the U.S. and East Asia, overall business conditions are still unpredictable due to unstable exchange rates moving towards a weak dollar against the yen. Personal consumption has not fully recovered as the sales of chain stores and department stores are still lower than the previous year, but overall deflation has already touched bottom and high value-added products and services are now being reevaluated.

     Consumers tend to select products based on the balance of price and value, and so such a tendency will have a large impact on the domestic woman's fashion industry, despite the mood that deflation may be bottoming out. The same circumstance will also apply to the whole distribution industry. In order to achieve favorable results, we regard it as important to respond appropriately to such circumstances.

     Our group, under these circumstances, will make further efforts in developing high value-added products that are appreciated by each generation of consumers, and will aggressively pursue our goals to enhance our relationship with consumers, both through the SPA business, mail-order catalogs and the Internet. We will also continue to promote our structural reformation to enable effective management, cost reduction, and quality control.

     Our target for the next year is to achieve net sales of 165,000 million yen, operating income of 8,000 million yen, income before income taxes of 8,200 million yen, and net income of 5,600 million yen.

     We anticipate a dividend for this year of 13.50 yen per share, as initially planned.

              IV-1. INTERIM CONSOLIDATED BALANCE SHEETS - UNAUDITED

--------------------------------------------------------------------------------------------------------------------------
                                        Current Six-Month Period    Previous Six-Month Period      Previous Fiscal Year
                Accounts
                                          As of Sept. 30, 2003        As of Sept. 30, 2002         As of March 31, 2003
--------------------------------------------------------------------------------------------------------------------------
                                                     Million Yen                 Million Yen                  Million Yen
  (Assets)

  Current assets:

    Cash                                                  16,784                      10,414                        7,084
    Time deposits and certificates
     of deposit                                           20,080                      24,184                       20,162
    Marketable securities                                 39,220                      43,451                       48,250

    Trade notes                                            1,288                       2,076                        1,742
    Trade accounts                                        23,577                      23,644                       18,688
                                                         -------                     -------                      -------
    Notes and accounts receivable                         24,865                      25,720                       20,430

    Allowance for returns and
     doubtful receivables                                 (2,889)                     (3,256)                      (2,288)
                                                         -------                     -------                      -------
                                                          21,976                      22,464                       18,142

    Inventories                                           25,956                      22,729                       24,346
    Deferred income taxes                                  4,991                       4,849                        4,653
    Other current assets                                   1,579                       1,718                        1,849
                                        ----------------------------------------------------------------------------------
    Total current assets                                 130,586                     129,809                      124,486

  Property, plant and equipment

    Land                                                  22,422                      23,887                       22,924
    Buildings                                             56,069                      55,414                       55,801
    Machinery and equipment                               12,407                      12,058                       12,248
    Construction in progress                                  40                         324                           78
                                                         -------                     -------                      -------
                                                          90,938                      91,683                       91,051

    Accumulated depreciation                             (37,820)                    (35,918)                     (36,880)
                                        ----------------------------------------------------------------------------------
    Net property, plant and equipment                     53,118                      55,765                       54,171


  Other assets

    Investments in affiliates                             11,300                      10,584                       10,840
    Investments                                           24,481                      22,777                       17,968
    Deferred income taxes                                    849                         550                        3,616
    Lease deposits and other                               7,582                       6,407                        7,024
                                        ----------------------------------------------------------------------------------
    Total other assets                                    44,212                      40,318                       39,448
--------------------------------------------------------------------------------------------------------------------------
    Total Assets                                         227,916                     225,892                      218,105
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
                                            Current Six-Month Period  Previous Six-Month Period     Previous Fiscal Year
                  Accounts
                                              As of Sept. 30, 2003       As of Sept. 30, 2002       As of March 31, 2003
--------------------------------------------------------------------------------------------------------------------------
                                                     Million Yen                Million Yen                Million Yen
  (Liabilities, minority interests and
   shareholders' equity)

  Current liabilities:

    Short-term bank loans                                  5,558                      7,109                      5,633

    Trade notes                                            2,504                      2,872                      2,499
    Trade accounts                                        10,808                      9,254                      8,627
                                                         -------                    -------                    -------
    Notes and accounts payable                            13,312                     12,126                     11,126

    Other  payable                                         4,197                      3,767                      5,437
    Accrued payroll and bonuses                            7,235                      7,014                      7,520
    Income taxes payable                                   3,320                      4,536                      2,796
    Other current liabilities                              1,705                      1,752                        851
    Current portion of long-term debt                        193                        208                        213
                                            ------------------------------------------------------------------------------
    Total current liabilities                             35,520                     36,512                     33,576

  Long-term liabilities:

    Long-term debt                                           410                        517                        455
    Customer deposits                                        821                        773                        764
    Liability for termination and
     retirement benefits                                  17,620                     14,068                     20,650
    Deferred income taxes                                  1,463                      2,303                         39
                                            ------------------------------------------------------------------------------
    Total long-term liabilities                           20,314                     17,661                     21,908

  Minority interests                                       1,735                      1,771                      1,782

  Shareholders' equity:

    Common stock                                          13,260                     13,260                     13,260
    Additional paid-in capital                            25,242                     25,242                     25,242
    Retained earnings                                    133,912                    134,977                    131,466

    Accumulated other comprehensive
     income (loss)
      Foreign currency translation
       adjustments                                        (1,993)                    (1,687)                    (1,947)
      Unrealized gain (loss) on
       securities                                          3,512                      1,158                       (846)
      Minimum pension liability                           (3,541)                    (2,985)                    (6,293)
    Treasury stock                                           (45)                       (17)                       (43)
                                            ------------------------------------------------------------------------------
    Total shareholders' equity                           170,347                    169,948                    160,839
--------------------------------------------------------------------------------------------------------------------------
  Total liabilities, minority interests
   and shareholders' equity                              227,916                    225,892                    218,105
--------------------------------------------------------------------------------------------------------------------------

           IV-2. INTERIM CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED

-----------------------------------------------------------------------------------------------------------------------------
                                       Current Six-Month Period   Previous Six-Month Period       Previous Fiscal Year
               Accounts                   From April 1, 2003          From April 1, 2002           From April 1, 2002
                                           to Sept. 30, 2003          to Sept. 30, 2002            to March 31, 2003
-----------------------------------------------------------------------------------------------------------------------------
                                              Million Yen       %        Million Yen       %         Million Yen          %

  Net sales                                        84,347   100.0             87,117   100.0             163,709      100.0

  Operating cost and expenses

    Cost of sales                                  42,348    50.2             44,403    51.0              85,306       52.1
    Selling, general and
     administrative                                35,978    42.7             34,701    39.8              71,139       43.5
                                       --------------------------------------------------------------------------------------
    Total operating costs and                      78,326    92.9             79,104    90.8             156,445       95.6
     expenses
                                       --------------------------------------------------------------------------------------
  Operating income                                  6,021     7.1              8,013     9.2               7,264        4.4

  Other income (expenses)

    Interest income                                   133     0.2                151     0.2                 305        0.2
    Interest expense                                  (68)   (0.1)               (91)   (0.1)               (165)      (0.1)
    Dividend income                                   124     0.2                129     0.2                 220        0.1
    Gain on sale or exchange of
     investments                                      436     0.5                  1     0.0                 436        0.3
    Valuation loss on investments                    (101)   (0.1)            (1,437)   (1.7)             (3,566)      (2.2)
    Other - net                                       149     0.2                 37     0.0                 110        0.1
                                       --------------------------------------------------------------------------------------
    Total other income (expenses),
     net                                              673     0.9             (1,210)   (1.4)             (2,660)      (1.6)
                                       --------------------------------------------------------------------------------------

    Income before income taxes,
     equity in net income of
     affiliated companies and
     minority interests                             6,694     8.0              6,803     7.8               4,604        2.8

  Income taxes

    Current                                         3,547     4.2              4,538     5.2               5,243        3.2
    Deferred                                         (955)   (1.1)            (1,572)   (1.8)             (2,756)      (1.7)
                                       --------------------------------------------------------------------------------------
    Total income taxes                              2,592     3.1              2,966     3.4               2,487        1.5
                                       --------------------------------------------------------------------------------------

  Income before equity in net income
   of affiliated companies and
   minority interests                               4,102     4.9              3,837     4.4               2,117        1.3

  Equity in net income of affiliated
   companies                                          382     0.4                452     0.5                 966        0.6

  Minority interests                                  (60)   (0.1)              (190)   (0.2)               (185)      (0.1)
                                       --------------------------------------------------------------------------------------
  Net income                                        4,424     5.2              4,099     4.7               2,898        1.8
                                       --------------------------------------------------------------------------------------
  Net income per share in Yen                    Yen30.18                   Yen27.49                    Yen19.48
-----------------------------------------------------------------------------------------------------------------------------

(Note) Comprehensive income for the six-month period ended September 30, 2003 and 2002 were Yen11,488 million and 3,768 million, respectively. Comprehensive loss for the previous fiscal year ended March 31, 2003 was Yen3,005 million.

    IV-3. INTERIM CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY - UNAUDITED

Current Six-Month Period

------------------------------------------------------------------------------------------------------------------------------
               Accounts                                               Shareholders' Equity
------------------------------------------------------------------------------------------------------------------------------
                                                                                                   Accumulated
                                      Outstanding                   Additional                         other
                                       shares of       Common         paid-in         Retained     comprehensive    Treasury
                                     common stock       stock         capital         earnings     income (loss)     stock
------------------------------------------------------------------------------------------------------------------------------
                                  thousand shares    million yen    million yen     million yen     million yen    million yen
  As of April 1, 2003                     146,570         13,260         25,242         131,466          (9,086)          (43)
    Net income                                                                            4,424
    Other comprehensive gain                                                                              7,064
    Cash dividends paid
     (13.5 yen per share)                                                                (1,978)
    Repurchase of treasury stock               (3)                                                                         (2)
------------------------------------------------------------------------------------------------------------------------------
  As of September 30, 2003                146,567         13,260         25,242         133,912          (2,022)          (45)
------------------------------------------------------------------------------------------------------------------------------


Previous Six-Month Period

------------------------------------------------------------------------------------------------------------------------------
               Accounts                                               Shareholders' Equity
------------------------------------------------------------------------------------------------------------------------------
                                                                                                   Accumulated
                                      Outstanding                   Additional                         other
                                       shares of       Common         paid-in         Retained     comprehensive    Treasury
                                     common stock       stock         capital         earnings     income (loss)     stock
------------------------------------------------------------------------------------------------------------------------------
                                  thousand shares    million yen    million yen     million yen     million yen    million yen
  As of April 1, 2002                     149,112         13,260         25,242         132,891           (3,183)          (5)
    Net income                                                                            4,099
    Other comprehensive loss                                                                                (331)
    Cash dividends paid
     (13.5 yen per share)                                                                (2,013)
    Repurchase of treasury stock              (13)                                                                        (12)
------------------------------------------------------------------------------------------------------------------------------
  As of September 30, 2002                149,099         13,260         25,242         134,977           (3,514)         (17)
------------------------------------------------------------------------------------------------------------------------------


Previous year

------------------------------------------------------------------------------------------------------------------------------
               Accounts                                               Shareholders' Equity
------------------------------------------------------------------------------------------------------------------------------
                                                                                                   Accumulated
                                      Outstanding                   Additional                         other
                                       shares of       Common         paid-in         Retained     comprehensive    Treasury
                                     common stock       stock         capital         earnings     income (loss)     stock
------------------------------------------------------------------------------------------------------------------------------
                                  thousand shares    million yen    million yen     million yen     million yen    million yen
  As of April 1, 2002                     149,112         13,260         25,242         132,891           (3,183)          (5)
    Net income                                                                            2,898
    Other comprehensive loss                                                                              (5,903)
    Cash dividends paid
     (13.5 yen per share)                                                                (2,013)
    Retirement of treasury stock           (2,500)                                       (2,310)
    Repurchase of treasury stock              (42)                                                                        (38)
------------------------------------------------------------------------------------------------------------------------------
  As of September 30, 2003                146,570         13,260         25,242         131,466           (9,086)         (43)
------------------------------------------------------------------------------------------------------------------------------

         IV-4. INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

------------------------------------------------------------------------------------------------------------------------
                                                           Current               Previous          Previous Fiscal Year
                                                       Six-Month Period      Six-Month Period
                       Accounts                       From April 1, 2003    From April 1, 2002      From April 1, 2002
                                                      to Sept. 30, 2003      to Sept. 30, 2002       to March 31, 2003
------------------------------------------------------------------------------------------------------------------------
                                                             Million Yen           Million Yen             Million Yen
I.   Operating activities

1.   Net income                                                    4,424                 4,099                   2,898
2.   Adjustments to reconcile net income to net
      cash provided by operating activities
(1)  Depreciation and amortization                                 1,464                 1,504                   2,971
(2)  Deferred income taxes                                          (955)               (1,572)                 (2,756)
(3)  (Gain)/loss on sale or disposal of property,
      plant and equipment                                            308                   (68)                    143
(4)  Impairment charges on long-lived assets                           -                     -                     556
(5)  Valuation loss on investments                                   101                 1,437                   3,566
(6)  Gain on sale, transfer or exchange of
      investments                                                   (436)                   (1)                   (436)
(7)  Undistributed earnings of affiliates, less
      dividends                                                     (116)                 (148)                   (643)
(8)  Changes in assets and liabilities
     Decrease (increase) in notes and accounts
      receivables                                                 (4,413)               (2,240)                  3,110
     Decrease (increase) in inventories                           (1,591)                1,785                     154
     Decrease (increase) in other current assets                     486                   445                  (1,365)
     Increase (decrease) in payables                               1,067                (2,665)                 (2,236)
     Increase in liability for termination and
      retirement benefits                                          1,644                   801                   1,672
     Increase in accrued expenses and other current
      liabilities                                                    238                 1,806                     771
(9)  Other                                                           638                   344                    (547)
                                                     -------------------------------------------------------------------
     Net cash provided by operating activities                     2,859                 5,527                   7,858

II.  Investing activities

1.   Proceeds from sales and redemption of
      marketable securities                                       32,279                25,329                  59,681
2.   Payments to acquire marketable securities                   (22,810)              (28,458)                (67,613)
3.   Proceeds from sales of property, plant and
      equipment                                                      265                   939                   1,416
4.   Capital expenditures                                         (1,045)               (1,083)                 (2,104)
5.   Proceeds from sales and redemption of
      investments                                                    487                     -                       1
6.   Payments to acquire investments                                (258)                 (358)                   (866)
7.   Increase in other assets                                        (66)                 (334)                   (354)
                                                     -------------------------------------------------------------------
     Net cash provided by /(used in) investing
      activities                                                   8,852                (3,965)                 (9,839)

III. Financing activities

1.   Decrease in short-term bank loans                              (114)                 (131)                 (1,647)
2.   Proceeds from issuance of long-term debt                        204                     7                     183
3.   Repayment of long-term debt                                    (212)                  (37)                   (181)
4.   Repurchase of treasury stock                                     (2)                  (12)                 (2,348)
5.   Dividends paid on common stock                               (1,978)               (2,013)                 (2,013)
                                                     -------------------------------------------------------------------
     Net cash used in financing activities                        (2,102)               (2,186)                 (6,006)
                                                     -------------------------------------------------------------------
IV.  Effect of exchange rate changes on cash and
      cash equivalents                                                 9                  (159)                   (148)
                                                     -------------------------------------------------------------------
V.   Net decrease in cash and cash equivalents                     9,618                  (783)                 (8,135)
VI.  Cash and cash equivalents, beginning of period               27,246                35,381                  35,381
                                                     -------------------------------------------------------------------
VII. Cash and cash equivalents, at end of period                  36,864                34,598                  27,246
------------------------------------------------------------------------------------------------------------------------


Additional Cash Flow Information

-------------------------------------------------------------------------------------------------------------------------
  Cash paid for:
    Interest                                                     71                       82                     154
    Income  taxes                                             3,023                    2,098                   4,543
  Investment activities without cash expenditure
    Exchange of shares                                            -                        -                     703
-------------------------------------------------------------------------------------------------------------------------

   IV-5. BASIC MATTERS IN PREPARING INTERIM CONSOLIDATED FINANCIAL STATEMENTS

1. Matters regarding the scope of consolidation and application of the equity method

     Major consolidated subsidiaries:
     Studio Five Corp., Point Up Inc., Nagasaki Wacoal Sewing Corp., Torica Co., Ltd., Nanasai Co., Ltd., Wacoal International Corp., Wacaol America Inc., Wacoal France S.A., Wacoal Hong Kong Co., Ltd., Wako Investment Co., Ltd., Wacoal China Co., Ltd.

     Major affiliated companies:

     Shinyoung Wacoal Inc., Taiwan Wacoal Co., Ltd., Thai Wacoal Public Co.,
     Ltd.

2. Matters regarding deployment status of scope of consolidation and application of the equity method

     Consolidated (new): Dalian Wacoal Co., Ltd.
     Equity Method (new): Wacoal Malaysia SDN BHD

3.   Standard for preparation of interim consolidated financial statements

     The interim consolidated financial statements have been prepared based on the terms, format and methods in compliance with the accounting standards generally accepted in the United States ("U.S. Accounting Standards") required in relation to the issuance of the American Depository Receipts
     (ADR). Moreover, various laws and ordinances relating to accounting in the U.S. include the format regulations (Regulation S-X) and Accounting Series Release regarding notifications and reports to the Security Exchange Commission, the references of the Financial Accounting Standard Board
     (FASB), the report of the Accounting Principles Board, and Accounting Research Bulletin (ARB) of the Committee on Accounting Procedures, among others. Therefore, the subject matter differs from the case in which interim consolidated financial statements are prepared in accordance with the accounting principles generally accepted in Japan ("Japan GAAP"). Nevertheless, segment information is prepared in accordance with Japan GAAP.

4.   Material Accounting Policy

     (1)  Valuation standard of inventories
          The gross average method was mainly used for goods, products and supplies, and the first-in-first-out method was used for raw materials, with both valued at the lower cost accounting method.

     (2) Valuation standard of property, plant and equipment and method of depreciation
          Property, plant and equipment are valued at acquisition cost. Depreciation expenses are calculated mainly with the constant percentage method based on the estimated useful life of such asset (the lease term for leased assets capitalized as assets).

     (3) Valuation method of marketable securities and investment securities Based on the provision of FASB Standard No. 115, marketable securities and investment securities have been classified as "available for sale securities", and valued at a fair value. Moreover, unrealized valuation profit/loss is classified and indicated in the cumulative amount of other comprehensive profits in the capital section at a price after the adjustment of the tax effect.

     (4) Reserve for retirement benefits This is accounted for based on the provision of FASB Standard No. 87.

     (5)  Lease transactions
          Based on the provision of FASB Standard No. 13, capital leases have been capitalized at the fair value of the leased item, and accrued liability corresponding thereto has been accounted for.

     (6)  Accounting procedure for consumption tax,.
          Accounting procedure for consumption tax. is based on the tax-excluded method.

     (7)  Interim consolidated statements of cash flows
          Upon preparing the interim consolidated statements of cash flows, time deposits and negotiable deposits within three (3) months have been included in cash and cash equivalents.

(Notes)

1.   Market Value of Securities, etc.

                                                                                           (Unit: Million Yen)
-----------------------------------------------------------------------------------------------------------------
                                Current Six-Month Period                    Previous Six-Month Period
                                   As of Sept. 30, 2003                        As of Sept. 30, 2002
                   ----------------------------------------------------------------------------------------------
                                    Total        Total                             Total       Total
                   Acquisition   Unrealized   Unrealized    Fair   Acquisition  Unrealized  Unrealized    Fair
                      Cost          Gain         Loss      Value      Cost         Gain         Loss      Value
-----------------------------------------------------------------------------------------------------------------
Current:
Government
 bonds                2,726            0           12       2,714     2,824            2          1       2,825
Corporate bonds      18,292           18            7      18,303    17,976           36         58      17,954
Bank bonds           15,184           67            7      15,224    19,528           40         12      19,556
Investment
 trusts               2,924           40            4       2,960     3,093           37         14       3,116
-----------------------------------------------------------------------------------------------------------------
Total                39,126          125           30      39,221    43,421          115         85      43,451
-----------------------------------------------------------------------------------------------------------------
Noncurrent:

Equity
 securities          15,718        8,578          161      24,135    17,425        5,871        931      22,365
-----------------------------------------------------------------------------------------------------------------
Total                15,718        8,578          161      24,135    17,425        5,871        931      22,365
-----------------------------------------------------------------------------------------------------------------
                                             (Unit: Million Yen)
-------------------------------------------------------------------
                               Previous Fiscal Year
                               As of March 31, 2003
                   ------------------------------------------------
                                    Total        Total
                   Acquisition   Unrealized   Unrealized    Fair
                      Cost           Gain         Loss      Value
-------------------------------------------------------------------
Current:
Government
 bonds                 2,720            5            0       2,725
Corporate bonds       23,944           30           16      23,958
Bank bonds            18,696           39           14      18,721
Investment
 trusts                2,829           17            0       2,846
-------------------------------------------------------------------
Total                 48,189           91           30      48,250
-------------------------------------------------------------------
Noncurrent:

Equity
 securities           16,293        2,672        1,352      17,613
-------------------------------------------------------------------
Total                 16,293        2,672        1,352      17,613
-------------------------------------------------------------------


2. Contract Amount, Market Value and Valuation of Profit/Loss from Derivative Transactions

     To prepare for the risk of fluctuation in foreign currency exchange rates and interest rates, future goods contracts have been used as financial derivative products. There are non-market forward exchange transactions (dollar-buying, yen-selling) which take place, but indications thereof have been omitted as the amounts are small and lack importance in the current six-month period. There was no balance for such forward exchange transactions at the end of the previous six-month period and previous fiscal year.

                       V. SEGMENT INFORMATION - UNAUDITED

(1)  Segment information by type of business

Current six-month period (ended September 30, 2003)                                              (Unit: Million Yen)
--------------------------------------------------------------------------------------------------------------------
                                        Textile Products and                         Elimination or
                                          Related Products        Others    Total       Corporate       Consolidated
--------------------------------------------------------------------------------------------------------------------
Sales and operating profit or loss
(1) Sales to outside customers                  77,052             7,295    84,347           -             84,347
--------------------------------------------------------------------------------------------------------------------
(2) Internal sales or transfer among                 -             3,784     3,784      (3,784)                 -
    segments
--------------------------------------------------------------------------------------------------------------------
Total                                           77,052            11,079    88,131      (3,784)            84,347
--------------------------------------------------------------------------------------------------------------------
Operating expenses                              70,319            10,961    81,280      (2,954)            78,326
--------------------------------------------------------------------------------------------------------------------
Operating income                                 6,733               118     6,851        (830)             6,021
--------------------------------------------------------------------------------------------------------------------


Previous six-month period (ended September 30, 2002)                                              (Unit: Million Yen)
---------------------------------------------------------------------------------------------------------------------
                                         Textile Products and                         Elimination or
                                           Related Products      Others     Total        Corporate       Consolidated
---------------------------------------------------------------------------------------------------------------------
Sales and operating profit or loss
(1) Sales to outside customers                  79,459           7,658     87,117              -           87,117
---------------------------------------------------------------------------------------------------------------------
(2) Internal sales or transfer among                 -           3,654      3,654         (3,654)               -
    segments
---------------------------------------------------------------------------------------------------------------------
Total                                           79,459          11,312     90,771         (3,654)          87,117
---------------------------------------------------------------------------------------------------------------------
Operating expenses                              70,666          11,268     81,934         (2,830)          79,104
---------------------------------------------------------------------------------------------------------------------
Operating income                                 8,793              44      8,837           (824)           8,013
---------------------------------------------------------------------------------------------------------------------

Previous year (ended March 31, 2003)                                                                  (Unit: Million Yen)
-------------------------------------------------------------------------------------------------------------------------
                                           Textile Products and                          Elimination or
                                             Related Products      Others      Total        Corporate        Consolidated
-------------------------------------------------------------------------------------------------------------------------
Sales and operating profit or loss
(1) Sales to outside customers                    147,377          16,332     163,709              -            163,709
-------------------------------------------------------------------------------------------------------------------------
(2) Internal sales or transfer among                    -           7,489       7,489         (7,489)                 -
    segments
-------------------------------------------------------------------------------------------------------------------------
Total                                             147,377          23,821     171,198         (7,489)           163,709
-------------------------------------------------------------------------------------------------------------------------
Operating expenses                                138,613          24,125     162,738         (6,293)           156,445
-------------------------------------------------------------------------------------------------------------------------
Operating income (loss)                             8,764            (304)      8,460         (1,196)             7,264
-------------------------------------------------------------------------------------------------------------------------

(Note)  1.  Segment information is prepared based on the "interim consolidated financial statement regulations".
        2. Business segments are classified into textile goods and related products and others based on the type, quality, and similarity of the sales market of such products.
        3.  Core products of the respective business segments:
            Textile goods and related products: innerwear (foundation, lingerie, nightwear and children's innerwear), outerwear, sportswear, hosiery, etc.
            Others: mannequins, shop design and implementation, housing, restaurant, culture, services, etc.

(2)  Segment information by location

Current six-month period (ended September 30, 2003)                                             (Unit: Million Yen)
-------------------------------------------------------------------------------------------------------------------
                                                                                     Elimination or    Consolidated
                                          Japan       Asia     Europe/US    Total    Entire company

-------------------------------------------------------------------------------------------------------------------
Sales and operating profit or loss
(1) Sales to outside customers            75,245      2,651      6,451      84,347            -            84,347
-------------------------------------------------------------------------------------------------------------------
(2) Internal sales or transfer among         476      1,965          -       2,441       (2,441)                -
    segments
-------------------------------------------------------------------------------------------------------------------
Total                                     75,721      4,616      6,451      86,788       (2,441)           84,347
-------------------------------------------------------------------------------------------------------------------
Operating expenses                        69,903      4,285      5,749      79,937       (1,611)           78,326
-------------------------------------------------------------------------------------------------------------------
Operating income                           5,818        331        702       6,851         (830)            6,021
-------------------------------------------------------------------------------------------------------------------

Previous six-month period (ended September 30, 2002)                                            (Unit: Million Yen)
-------------------------------------------------------------------------------------------------------------------
                                                                                     Elimination or
                                          Japan        Asia   Europe/US     Total    Entire company    Consolidated
-------------------------------------------------------------------------------------------------------------------
Sales and operating profit or loss
(1) Sales to outside customers            76,963      2,813      7,341      87,117             -           87,117
-------------------------------------------------------------------------------------------------------------------
(2) Internal sales or transfer among         273      1,341          -       1,614        (1,614)               -
    segments
-------------------------------------------------------------------------------------------------------------------
Total                                     77,236      4,154      7,341      88,731        (1,614)          87,117
-------------------------------------------------------------------------------------------------------------------
Operating expenses                        69,965      3,617      6,312      79,894          (790)          79,104
-------------------------------------------------------------------------------------------------------------------
Operating income                           7,271        537      1,029       8,837          (824)           8,013
-------------------------------------------------------------------------------------------------------------------

Previous year (ended March 31, 2003)                                                       (Unit: Million Yen)
--------------------------------------------------------------------------------------------------------------
                                                                                Elimination or
                                         Japan     Asia    Europe/US   Total    Entire company    Consolidated
--------------------------------------------------------------------------------------------------------------
Sales and operating profit or loss
(1) Sales to outside customers          145,155    4,986    13,568    163,709             -          163,709
--------------------------------------------------------------------------------------------------------------
(2) Internal sales or transfer among        718    3,025         -      3,743        (3,743)               -
    segments
--------------------------------------------------------------------------------------------------------------
Total                                   145,873    8,011    13,568    167,452        (3,743)         163,709
--------------------------------------------------------------------------------------------------------------
Operating expenses                      139,527    7,446    12,019    158,992        (2,547)         156,445
--------------------------------------------------------------------------------------------------------------
Operating income                          6,346      565     1,549      8,460        (1,196)           7,264
--------------------------------------------------------------------------------------------------------------

(Note)  1.  Segment information is prepared based on the "interim consolidated financial statement regulations".
        2. Major countries and areas included in the respective segments other than Japan
            Asia: various countries of East Asia and Southeast Asia
            Europe/US: the U.S. and various European countries

(3) Overseas sales

Current six-month period (ended September 30, 2003)          (Unit: Million Yen)
--------------------------------------------------------------------------------
                                              Asia        Europe/US     Total
--------------------------------------------------------------------------------
I. Overseas sales                             2,651         6,451        9,102
--------------------------------------------------------------------------------
II. Consolidated sales                            -             -       84,347
--------------------------------------------------------------------------------
III. Ratio of overseas sales to
     consolidated sales                         3.1%          7.7%        10.8%
--------------------------------------------------------------------------------

Previous six-month period (ended September 30, 2002)         (Unit: Million Yen)
--------------------------------------------------------------------------------
                                                    Asia    Europe/US    Total
--------------------------------------------------------------------------------
I. Overseas sales                                  2,813      7,341      10,154
--------------------------------------------------------------------------------
II. Consolidated sales                                 -          -      87,117
--------------------------------------------------------------------------------
III. Ratio of overseas sales to
     consolidated sales                              3.2%       8.4%       11.6%
--------------------------------------------------------------------------------

Previous year (ended March 31, 2003)                    (Unit: Million Yen)
---------------------------------------------------------------------------
                                          Asia      Europe/US       Total
---------------------------------------------------------------------------
I. Overseas sales                        4,986        13,568        18,554
---------------------------------------------------------------------------
II. Consolidated sales                       -             -       163,709
---------------------------------------------------------------------------
III. Ratio of overseas sales to
     consolidated sales                    3.0%          8.3%         11.3%
---------------------------------------------------------------------------

(Note)  1.  Segment information is prepared based on the "interim consolidated financial statement regulations".
        2. Major countries and areas included in the respective segments other than Japan
            Asia: Various countries of East Asia and Southeast Asia
            Europe/US: US and various European countries

                       VI. STATUS OF PRODUCTION AND SALES

(1) Production Results
------------------------------------------------------------------------------------------------------------------------------------
                                          Current Six-Month Period      Previous Six-Month Period            Previous Fiscal Year
Segment name by type of business            Ended Sept. 30, 2003           Ended Sept. 30, 2002              Ended March 31, 2003
                                        --------------------------------------------------------------------------------------------
                                           Amount     % Distribution      Amount     % Distribution        Amount     % Distribution
------------------------------------------------------------------------------------------------------------------------------------
                                        Million Yen                %    Million Yen               %      Million Yen               %
Textile goods and related products           36,731            100.0         35,522           100.0           69,670           100.0
------------------------------------------------------------------------------------------------------------------------------------


(2) Sales Performance
------------------------------------------------------------------------------------------------------------------------------
                                        Current Six-Month Period       Previous Six-Month Period       Previous Fiscal Year
Segment name by type of business          Ended Sept. 30, 2003            Ended Sept. 30, 2002         Ended March 31, 2003
                                      ----------------------------------------------------------------------------------------
                                        Amount      % Distribution     Amount     % Distribution     Amount     % Distribution
------------------------------------------------------------------------------------------------------------------------------
                                      Million Yen                %   Million Yen               %   Million Yen               %
            Innerwear
              Foundation
               garments and
               Lingerie                    61,721             73.2        63,296            72.7       116,741            71.3
Textile       Nightwear                     6,117              7.2         6,837             7.8        12,710             7.8
goods         Children's
and            underwear                    1,226              1.5         1,379             1.6         2,515             1.5
related     ------------------------------------------------------------------------------------------------------------------
products         Subtotal                  69,064             81.9        71,512            82.1       131,966            80.6
            ------------------------------------------------------------------------------------------------------------------
            Outerwear/Sportswear            5,002              5.9         5,179             5.9         9,440             5.8
            ------------------------------------------------------------------------------------------------------------------
            Hosiery                           736              0.9           789             0.9         1,672             1.0
            ------------------------------------------------------------------------------------------------------------------
            Other textile products          2,250              2.7         1,979             2.3         4,299             2.6
            ------------------------------------------------------------------------------------------------------------------
                 Total                     77,052             91.4        79,459            91.2       147,377            90.0
------------------------------------------------------------------------------------------------------------------------------
Others                                      7,295              8.6         7,658             8.8        16,332            10.0
------------------------------------------------------------------------------------------------------------------------------
               Total                       84,347            100.0        87,117           100.0       163,709           100.0
------------------------------------------------------------------------------------------------------------------------------

VII. INTERIM NON-CONSOLIDATED FINANCIAL STATEMENTS FOR THE FIRST HALF OF THE FISCAL YEAR ENDING MARCH 31, 2004 [BASED ON ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN JAPAN]

                                                               November 13, 2003

Listed Company: Wacoal Corporation           Stock Exchanges: Tokyo, Osaka
Code Number: 3591                            Location of Principal Office: Kyoto
       (URL  http://www.wacoal.co.jp/)
Representative: Position: President and Representative Director
                Name: Yoshitaka Tsukamoto
For Inquiries:  Position: Corporate Officer, General Manager of Corporate
                Planning Division
                Name: Nobuhiro Matsuda    TEL  (075) 682-1010

Date of Meeting of the Board of Directors for Interim Statements: November 13, 2003
Existence of Interim Dividend System: No
Adoption of Unit Stock System: Yes (1 Unit: 1,000 shares)

1. Business Results for the Six-Month Period Ended September 30, 2003 (April 1, 2003 to September 30, 2003) - Unaudited

(1)  Management Performance

                                    (Note) Amounts less than 1 million yen have been rounded off.
-------------------------------------------------------------------------------------------------
                               Net Sales          Operating Income    Income before Income Taxes
-------------------------------------------------------------------------------------------------
                              Million Yen           Million Yen              Million Yen
Six-Month Period Ended
 September 30, 2003          68,464   (1.1%)       5,581   (17.9%)          6,556   (15.5%)
Six-Month Period Ended
 September 30, 2002          69,214    0.3%        6,796     3.6%           7,761     3.1%
-------------------------------------------------------------------------------------------------
Year Ended March 31, 2003   128,641    0.2%        8,169     5.4%           9,517     4.5%
-------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------
                                     Net Income       Net Income Per Share
--------------------------------------------------------------------------
                                     Million Yen               Yen
Six-Month Period Ended
 September 30, 2003               3,824        0.4%           26.09
Six-Month Period Ended
 September 30, 2002               3,810       (7.1%)          25.55
--------------------------------------------------------------------------
Year Ended March 31, 2003         3,013      (37.3%)          19.99
--------------------------------------------------------------------------

 (Note) (i) Average number of shares during the period: Six-month period ended September 30, 2003: 146,569,106 shares; Six-month period ended September 30, 2002: 149,107,579 shares; Year ended March 2003:
         148,772,325 shares
         (ii) Changes in accounting method: None
         (iii) Percentages indicated under net sales, operating income, income before income taxes, and net income represent the increase/decrease compared to the previous six-month period.


(2)  Status of Dividends - Unaudited

-----------------------------------------------------------------------------------
                            Interim Dividend Per Share    Annual Dividend Per Share
-----------------------------------------------------------------------------------
                                        Yen                           Yen
Six-Month Period Ended
 September 30, 2003                       -                             -
Six-Month Period Ended
 September 30, 2002                       -                             -
-----------------------------------------------------------------------------------
Year Ended March 31, 2003                 -                         13.50
-----------------------------------------------------------------------------------


(3)  Financial Status - Unaudited

-------------------------------------------------------------------------------------------------------------------------
                                                                  Shareholders' Equity
                            Total Assets   Shareholders' Equity         to Assets          Shareholders' Equity per Share
-------------------------------------------------------------------------------------------------------------------------
                            Million Yen        Million Yen                  %                           Yen
Six-Month Period Ended
 September 30, 2003            201,804           161,610                   80.1                     1,102.64
Six-Month Period Ended
 September 30, 2002            198,698           160,829                   80.9                     1,078.68
-------------------------------------------------------------------------------------------------------------------------
Year Ended March 31, 2003      189,019           155,714                   82.4                     1,062.12
-------------------------------------------------------------------------------------------------------------------------

 (Note) (i) Number of outstanding shares at the end of term: Six-month period ended September 30, 2003: 146,567,476 shares; Six-month period ended September 30, 2002: 149,099,380 shares; Year ended March
         2003: 146,570,431 shares
         (ii) Number of treasury stock at the end of term: Six-month period ended September 30, 2003: 49,209 shares; Six-month period ended September 30, 2002: 17,305 shares; Year ended March 2003: 46,254 shares


2. Forecast of Business Results for the Year Ending March 31, 2004 (April 1, 2003 to March 31, 2004)

----------------------------------------------------------------------------------------------
                                                                    Annual Dividend Per Share
                 Net Sales     Operating Income    Net Income     -----------
                                                                  End of Term
----------------------------------------------------------------------------------------------
                Million Yen      Million Yen       Million Yen         Yen                Yen
   Annual         131,000           8,600             5,000           13.50              13.50
----------------------------------------------------------------------------------------------

(Reference) Expected net income per share (annual basis): 33.84 yen

*The foregoing estimates are made based on information available as of the date this data was released, and actual results may differ from estimates due to various factors arising in the future. Please refer to page 6 of the attached materials for items relating to the foregoing estimates.

                   VIII-1. INTERIM BALANCE SHEETS - UNAUDITED

-----------------------------------------------------------------------------------------------------------------------------
                                        Current Six-Month Period     Previous Six-Month Period       Previous Fiscal Year
                Accounts
                                          As of Sept. 30, 2003          As of Sept. 30, 2002         As of March 31, 2003
-----------------------------------------------------------------------------------------------------------------------------
                                             Million Yen      %          Million Yen      %          Million Yen        %
(Assets)
I. Current assets                              101,096       50.1           93,067       46.8            94,526        50.0

    Cash                                        32,038                      29,344                       22,911
    Trade notes                                    812                       1,403                        1,038
    Trade accounts                              17,347                      17,011                       13,565
    Marketable securities                       21,978                      19,149                       29,735
    Inventories                                 18,633                      16,636                       17,782
    Deferred income taxes                        3,432                       3,255                        3,063
    Other current assets                         6,929                       6,506                        6,572
    Reserve for bad debts                          (75)                       (239)                        (143)


II. Fixed Assets                               100,708       49.9          105,630       53.2            94,493        50.0

  1. Property, plant and equipment              44,874       22.2           47,022       23.7            45,840        24.2

     Buildings                                  21,271                      22,317                       21,714
     Land                                       20,450                      21,554                       20,948
     Others                                      3,152                       3,150                        3,177

  2. Intangible fixed assets                     2,675        1.3            1,896        1.0             2,410         1.3

  3. Investment and other assets                53,158       26.4           56,712       28.5            46,242        24.5

     Investment securities                      48,963                      52,037                       41,651
     Others                                      4,934                       5,467                        5,324
     Reserve for bad debts                        (739)                       (792)                        (733)
-----------------------------------------------------------------------------------------------------------------------------
          Total Assets                         201,804      100.0          198,698      100.0           189,019       100.0
-----------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                 Current Six-Month Period    Previous Six-Month Period       Previous Fiscal Year
                   Accounts
                                                    As of Sept. 30, 2003        As of Sept. 30, 2002         As of March 31, 2003
------------------------------------------------------------------------------------------------------------------------------------
                                                    Million Yen       %        Million Yen        %         Million Yen       %
(Liabilities)
I. Current Liabilities                                 29,660       14.7          28,906        14.6           26,676        14.1

    Trade notes                                           698                        876                          653
    Trade accounts                                     12,695                     11,030                       10,363
    Accrued liability                                   4,595                      4,312                        5,848
    Income taxes payable                                2,958                      4,061                        2,550
    Accrued bonus                                       3,260                      3,390                        3,350
    Allowance for returns                               2,190                      2,260                        1,480
    Others                                              3,262                      2,975                        2,430

II. Long-term Liabilities                              10,532        5.2           8,962         4.5            6,628        3.5

    Deferred income taxes                               3,058                      2,666                          126
    Reserve for retirement benefits                     6,266                      5,149                        5,338
    Reserve for officers' retirement
     benefits                                             437                        426                          450
    Others                                                770                        719                          713
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                      40,193       19.9          37,868        19.1            33,304       17.6
------------------------------------------------------------------------------------------------------------------------------------
(Shareholders' Equity)

I.   Common stock                                      13,260        6.6          13,260         6.7            13,260        7.0

II.  Additional paid-in capital                        25,273       12.5          25,273        12.7            25,273       13.4

     Capital reserve                                   25,273                     25,273                        25,273

III. Retained earnings                                114,858       56.9         116,159        58.4           113,052       59.8

     Legal reserve                                      3,315                      3,315                         3,315
     Optional reserve fund                            105,339                    105,367                       105,367
     Undistributed Profits                              6,203                      7,477                         4,370

IV.  Other securities valuation difference              8,263        4.1           6,154         3.1             4,170        2.2

V.   Treasury stock                                       (45)      (0.0)            (17)       (0.0)              (42)      (0.0)
------------------------------------------------------------------------------------------------------------------------------------
Total shareholders' equity                            161,610       80.1         160,829        80.9           155,714       82.4
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity            201,804      100.0         198,698       100.0           189,019      100.0
------------------------------------------------------------------------------------------------------------------------------------

                VIII-2. INTERIM STATEMENTS OF INCOME - UNAUDITED

------------------------------------------------------------------------------------------------------------------------------
                                             Current Six-Month Period    Previous Six-Month Period      Previous Fiscal Year
             Accounts                            From April 1, 2003          From April 1, 2002           From April 1, 2002
                                                 to Sept. 30, 2003           to Sept. 30, 2002           to March 31, 2003
------------------------------------------------------------------------------------------------------------------------------
                                               Million Yen      %         Million Yen       %           Million Yen      %
I. Net sales                                      68,464      100.0           69,214      100.0           128,641      100.0
II. Cost of sales                                 34,630       50.6           35,406       51.2            66,296       51.5

Total income on sales                             33,834       49.4           33,808       48.8            62,345       48.5

III. Selling, general and
 administrative expenses                          28,253       41.2           27,011       39.0            54,175       42.1
------------------------------------------------------------------------------------------------------------------------------
Operating income                                   5,581        8.2            6,796        9.8             8,169        6.4
------------------------------------------------------------------------------------------------------------------------------
IV. Non-operating income                           1,115        1.6            1,082        1.6             1,638        1.2
    Interest income                                  145                         158                          321
    Dividends income                                 599                         578                          694
    Others                                           370                         346                          622

V.  Non-operating expenses                           140        0.2              117        0.2               290        0.2
    Interest expense                                   0                           1                            2
    Others                                           139                         116                          288
------------------------------------------------------------------------------------------------------------------------------
Current income                                     6,556        9.6            7,761       11.2             9,517        7.4
------------------------------------------------------------------------------------------------------------------------------
VI. Extraordinary gains                              464        0.6              392        0.6               547        0.4

VII. Extraordinary losses                            432        0.6            1,644        2.4             4,621        3.6
------------------------------------------------------------------------------------------------------------------------------
Pre-tax net income                                 6,588        9.6            6,508        9.4             5,443        4.2

Income tax, resident tax,
 business tax                                      3,057        4.4            4,045        5.8             4,559        3.5
Adjustment of income tax, etc.                      (292)      (0.4)          (1,346)      (1.9)           (2,130)      (1.6)
------------------------------------------------------------------------------------------------------------------------------
Net income                                         3,824        5.6            3,810        5.5             3,013        2.3

Profit carryforwards from
 previous year                                     2,379                       3,667                        3,667

Retirement of treasury stock                           -                           -                        2,310
------------------------------------------------------------------------------------------------------------------------------
Undistributed Profits                              6,203                       7,477                        4,370
------------------------------------------------------------------------------------------------------------------------------

< BASIC MATTERS IN PREPARATION OF INTERIM FINANCIAL STATEMENT >

1.   Valuation standards and method of assets

     (1)  Valuation standards and method of securities
          Stock of subsidiaries and affiliated companies: Cost accounting method based on moving average method
          Other securities:
               Securities with market value: Market value method based on market price on closing day for the six-month period (Variance in valuation is based on method of directly including all shareholders' equity, and cost of sales is calculated based on moving average method.) Securities without market value: Cost accounting method based on moving average method

     (2) Valuation standards and method of inventories: Lower cost accounting method based on first-in first-out method

2.   Depreciation method of fixed assets

     (1) Property, plant and equipment: Constant percentage method (fixed amount method for buildings (excluding fixtures incidental to buildings) acquired on or after April 1, 1998)
          Durable years for major items are as follows:

               Buildings and structures: 5 to 50 years
               Machinery and vehicles: 6 to 12 years
               Equipment and tools: 5 to 20 years

     (2) Intangible fixed assets: Fixed amount method (For the internal use of software in the Company, the fixed amount method based on the available period (5 years) is used.)

3.   Appropriation standards of reserves

     (1) Reserve for bad debts: In order to prepare for bad debt loss of accounts receivable and loans receivable, the estimated collectable amounts are appropriated using the loan loss ratio for general credits and consideration of individual collectability credits specified as being at risk of becoming dead loans.

     (2) Accrued bonuses: In order to supply bonuses to employees, accrued bonuses are appropriated based on the anticipated amount to be supplied.

     (3) Allowance for returns: In order to clarify the corresponding relationship of sales and returns, consideration is given to prior returned goods and the estimated loss accompanying future returned goods is appropriated.

     (4) Reserve for retirement benefits: In order to prepare for retirement benefits for employees, based on retirement payment liabilities and pension assets as of the end of the current consolidated fiscal year, such amount is appropriated.

     (5) Reserve for officers' retirement benefit: In order to prepare for expenditure of reserve for officers' retirement benefit, a necessary supply amount based on internal regulations relating to the supply of officers' retirement benefit is appropriated.

4.   Processing method of lease transactions

     For finance lease transactions other than those in which the ownership of the leased item is acknowledged to be transferred to the borrower, are pursuant to accounting procedures based on the method according to an ordinary lease transaction.

5.   Account procedures for consumption tax, etc.
     Accounting procedure for consumption tax, etc. is as per the tax-excluded method.

< NOTES >

                                                                                (Unit:  Million Yen, except as otherwise indicated)

                                                   (Current Six-Month Period)   (Previous Six-Month Period)   (Previous Fiscal Year)
1. Accumulated depreciation in
   property, plant and equipment                              28,931                       27,491                      28,217

2. Breakdown of extraordinary gains
     Gains on the sale of fixed assets                            28                          392                         547
     Gains on the sale of investment securities                  436                            -                           -

3. Breakdown of extraordinary loss
     Loss on sale of fixed assets                                332                           93                         631
     Valuation loss of investment securities                       -                          982                       2,673
     Valuation loss of subsidiary stock                          100                           25                          70
     Additional amount due to selective
      early retirement                                             -                          543                       1,246

4. Matters relating to lease transactions
(1) Finance lease other than transfer of ownership

     (i) Acquisition cost equivalent, cumulative depreciation equivalent, and balance equivalent

                                        (Tools and equipment)   (Tools and equipment)   (Tools and equipment)
Acquisition cost equivalent                      472                     490                      470
Cumulative depreciation equivalent               372                     310                      372
-------------------------------------------------------------------------------------------------------------
Balance equivalent                                99                     180                       97


     (ii) Balance equivalent of lease obligation

Within one year                                  125                     145                      133
Over one year                                     38                     116                       53
-------------------------------------------------------------------------------------------------------------
Total                                            164                     262                      187

     Since the lease obligation represents a small percentage of the property, plant and equipment, the foregoing amounts have been calculated including interest portion.

     (iii) Lease fee paid

Lease fee paid                                   77                       70                      146
Depreciation expense equivalent                  51                       77                      159

(2) Operating lease
      obligation

Within one year                                  2                         7                     180
Over one year                                    -                         2                      88
-------------------------------------------------------------------------------------------------------------
Total                                            2                        10                     269

5.   Breakdown of decrease in number of outstanding shares

Retirement of treasury stock by profit           -                         -                     2,500 thousand shares
Total amount of stock acquisition cost           -                         -                     2,307

6.   Shares of affiliated companies with market value

Appropriation on balance sheet                   1,263                     1,263                 1,263
Market value                                     4,435                     2,987                 2,808
-------------------------------------------------------------------------------------------------------------
Balance                                          3,172                     1,724                 1,544

7.   Guarantee of liabilities of loans by subsidiary

(1) Guarantee of liability                       -                         228                   467
                                                                           (1 company)           (1 company)

(2) Cover of management guidance letter          578                       679                   833
                                                 (1 companies)             (2 companies)         (2 companies)